Citibank Credit Card Issuance Trust
Preliminary Term Sheet dated April 26, 2006
$[           ] [    ]% Class 2006-A4 Notes of May 2011
(Legal Maturity Date May 2013)

The issuance trust proposes to issue and sell Class 2006-A4 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated April 21, 2006, as supplemented. The offered Class A Notes will have substantially the same terms and underwriting arrangements as the Class 2006-A3 Notes described in the prospectus supplement dated March 9, 2006 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$[ ]
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	[ ]% per annum
Expected Principal Payment Date:	May 10, 2011
Legal Maturity Date:	May 10, 2013
Expected Issuance Date:	May 3, 2006
Date Interest begins to accrue:	Issuance Date
Interest Payment Dates:	10th day of each May and November, beginning November 2006
Price to Public:	$[ ] (or [ ]%)
Underwriting Discount:	$[ ] (or [ ]%)
Proceeds to issuance trust:	$[ ] (or [ ]%)
Underwriters and allocations:	Citigroup, $[ ] Lehman Brothers, $[ ] Merrill Lynch & Co., $[ ] RBS Greenwich Capital, $[ ]
Underwriters' Concession:	[ ]%
Reallowance Concession:	[ ]%
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of these Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of these Class A notes
Maximum Class C Note Subordination:	An amount equal to 7.97721% of the initial dollar principal amount of these Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:	As of April 25, 2006, there are 64 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $59,705,249,918 consisting of:
	Class A notes	$51,940,249,918
	Class B notes	$ 3,140,000,000
	Class C notes	$ 4,625,000,000
As of April 25, 2006, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries is 4.92% per annum, consisting of:
	Class A notes	4.83% per annum
	Class B notes	5.19% per annum
	Class C notes	5.78% per annum

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The file number of the issuance trust's registration statement is 333-131355. Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.